EXHIBIT 3(i).1

                                                                      7180684007
                                                                           FILED
                                                                      MAR 4 1988
                                                                             9AM

                          CERTIFICATE OF INCORPORATION
                                       OF
                             SHERRY LYN CORPORATION

                             ----------------------

1. The Name of the Corporation is:

        SHERRY LYN CORPORATION

2. The address of its registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

3. The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have autority to issue is Fify Million (50,000,000) and the par value of each such shares is one tenth of one cent ($0.001) amounting in the aggregate to Fifty Thousand Dollars ($50,000).

5. The name and mailing address of the incorporator is as follows:

                NAME            MAILING ADDRESS

                Eric Newian     4835 Lyndon-B-Johnson-Freeway
                                Suite 825
                                Dallas, Texas 75244

6. The Corporation is to have perpetual existence.

7. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeat the Bylaws of the Corporation.



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8. Elections of directors need not be by written ballot unless the Bylaws of the
Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. Directors of the Corporation shall not be liable to the Corporation or its stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of March, 1988.


                                        /s/ Eric Newian
                                        --------------------------
                                        Eric Newian